Exhibit 23.1

Board of Directors and Shareholders of

Solowin Holdings

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form F-1 of Solowin Holdings and its subsidiaries (collectively the “Company”) of our report dated July 26, 2024, with respect to the consolidated balance sheets of the Company as of March 31, 2024 and 2023, and the related consolidated statements of (loss) income and comprehensive (loss) income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended March 31, 2024, and the related notes, which appears in the Annual Report on Form 20-F of the Company for the year ended March 31, 2024.

We also consent to the reference of our firm under the caption “Experts” in such Registration Statement."

WWC, P.C.
San Mateo, California	Certified Public Accountants
February 18, 2025	PCAOB ID No.1171